patient safety technologies, inc.
1800 Century Park East
Suite No 200
Company Contact:	Investor Contact:	Los Angeles, CA 90067
Lynne Silverstein	Berkman Associates	310.895.7750 tel
310.895.7750	310. 826.5051	310.895.7751 fax
	info@BerkmanAssociates.com	patientsafetytechnologies.com

Patient Safety Technologies, Inc. Not ln Compliance With Amex Continued Listing Standards

Friday, October 27, 2006, 12:00 pm ET

LOS ANGELES, CA -- October 27, 2006 -- Patient Safety Technologies, Inc. (AMEX:PST) announced today that it has been notified by the American Stock Exchange (“Amex”) on October 23, 2006, that the Company is not in compliance with its continued listing standards, as listed below, and that Amex intends to delist PST’s common stock from the exchange.

•	It is not in compliance with Amex’s stockholders’ equity requirement of $6 Million. For the period ended June 30, 2006, the Company reported stockholders’ equity of $4,739,746.
•
Amex has determined that the Company is financially impaired in that it has a working capital deficit of $7.1 Million; a minimal cash position and limited source of revenues; that it is in violation of certain loan covenants and/or loan agreements; and that certain vendors have suspended or terminated services due to lack of payment. Further, the Company appears to have been funding its operations in its current fiscal year primarily through the issuance of common stock or loans convertible into common stock.

•	The Company is currently in arrears for $39,329.06 in Amex listing fees.
•	The Company has issued at least 200,000 shares over the last year without prior approval from the exchange.

Further, Amex has expressed concern that a possible sale or spin-off of SurgiCount Medical, as previously announced, may make it unlikely that PST would regain compliance with its continued listing standards.

“SurgiCount Medical represents an important reason why the Company is listed on Amex,” said Todd Ault, Chairman and CEO of PST. “If SurgiCount were to be sold, it is understandable why Amex would be concerned about our listing. However, the significant cash payment in which PST would receive in the event of a sale of SurgiCount, would yield the Company great resources and time to evaluate where to best maximize those resources.”

In accordance with the Amex Company Guide, PST has a right to appeal Amex’s determination by requesting a hearing based on a written submission before the Listing Qualifications Panel. The Company is reviewing Amex’s findings for further clarification and determination on whether it will proceed with an appeal to remain listed on the exchange. PST will consider its options carefully to best benefit its shareholders, including the feasibility and a cost comparison of trading on another marketplace.

About SurgiCount and the Safety-Sponge™ System

SurgiCount Medical's Safety-Sponge System works much like a grocery store check-out system. Every surgical sponge and towel is pre-labeled by the manufacturer with an individual and unique bar coded label, and a scanning counter is used to read and record the labels. No change is required in a hospital's established counting procedures: sponges are counted and recorded by the system at the beginning of the procedure and again as they are removed from the patient. For more information, visit www.surgicountmedical.com.

About Patient Safety Technologies, Inc.

Patient Safety Technologies, Inc. (PST) is a holding company that owns assets in various businesses. Its wholly-owned subsidiary, SurgiCount Medical, Inc., is a developer and manufacturer of patient safety products and services. For more information on Patient Safety Technologies, Inc., please contact the company directly at 310-895-7750, or by email at info@patientsafetytechnologies.com or www.patientsafetytechnologies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as Patient Safety Technologies plans, expects, should, believes, anticipates or words of similar import. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. These forward-looking statements are only made as of the date of this press release and Patient Safety Technologies does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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